Exhibit 10.3

Cerus Corporation

Equity Change in Control Agreement

I.	INTRODUCTION

Cerus Corporation (the “Company”), has previously awarded stock options (the “Options”) as set forth in the attached appendix to you (the “Recipient”) pursuant to its 2008 Equity Incentive Plan and/or the 1999 Equity Incentive Plan (collectively, the “Plans”). The purpose of this Equity Change in Control Agreement (the “Agreement”) is to provide for additional benefits under your Options in case your employment with the Company or a Subsidiary or Affiliate is terminated following a change in control of the Company.

Pursuant to the Plans, the Company’s Board of Directors (the “Board”) may amend the terms of any one or more Options, including, but not limited to, amendments to provide for accelerated vested of an Option or any part thereof, notwithstanding the vesting terms of the original Option agreement. The Board has determined, effective January 1, 2014, that the following additional provisions will apply to your outstanding Options, as well as any Options subsequently awarded to you, subject to your signing and returning this Agreement. The remaining provisions of your Options remain in full effect.

Capitalized terms not specifically defined herein shall have the same meanings ascribed to them in the 2008 Equity Incentive Plan.

II.	STOCK OPTIONS

The following provisions apply with respect to both stock option awards which have been identified in the attached appendix, as well as any future Options granted to you:

A. Accelerated Vesting. Effective as of the date of a Covered Termination, the vesting and exercisability of all stock options to purchase shares of the Company’s Common Stock that are held by you on such date shall be accelerated in full, and any Options then held by you shall remain exercisable by you for three (3) months following such date or for such longer period as may be provided in the relevant Option agreement evidencing such Options, but in no event beyond the expiration date of such Options.

However, notwithstanding the foregoing, you will not receive the accelerated vesting provided under this Section II in any of the following circumstances, as determined by the Company in its sole discretion:

(1) You have executed an individually negotiated employment contract or agreement with the Company and/or any Affiliate thereof relating to severance benefits or change of control benefits that provide for accelerated vesting of any outstanding Options and such contract or agreement is in effect on your termination date.

(2) Your employment with the Company or any Affiliate is involuntarily terminated by the Company for Cause.

(3) You voluntarily terminate employment with the Company or any Affiliate and such termination does not constitute a Good Reason Resignation. Voluntary terminations include, but are not limited to, resignation, retirement or failure to return from a leave of absence on the scheduled date.

(4) You voluntarily terminate employment with the Company or any Affiliate in order to accept employment with another entity that is wholly or partly owned (directly or indirectly) by the Company or an Affiliate of the Company.

(5) You have failed to execute or have revoked the release described in Section II.C, below.

(6) You are offered immediate reemployment by a successor to the Company or by a purchaser of its assets, as the case may be, following a change in ownership of the Company. For purposes of the foregoing, “immediate reemployment” means that your employment with the successor to the Company or the purchaser of its assets, as the case may be, results in uninterrupted employment such that you do not suffer a lapse in pay as a result of the change in ownership of the Company or the sale of its assets.

B. Definitions. The following definitions apply for purposes of this Section II only.

(1) A “Covered Termination” shall mean a termination of your employment by the Company or any Affiliate without Cause (and other than as a result of your death or Disability) or for a Good Reason Resignation, either of which occurs on or within twelve (12) months following the effective date (meaning the date all corporate actions to effect the transactions are completed) of an Options Change in Control and provided such termination constitutes a “separation of service” within the meaning of U.S. Treasury Regulation Section 1.409A-1(h).

(2) “Cause” means any of the following:

(a)	you are convicted of any felony or of any crime involving moral turpitude (including a no contest or guilty plea);

(b)	you participate in any fraud or act of dishonesty against the Company or any Affiliate;

(c)	you willfully breach your duties to the Company and/or the Affiliate that employs you, including insubordination, misconduct, excessive absenteeism, or persistent unsatisfactory performance of job duties;

(d)	you intentionally damage or willfully misappropriate any property of the Company or any Affiliate;

(e)	you materially breach any written agreement with the Company, the Affiliate that employs you or any Affiliate (including, but not limited to, any proprietary information agreement); or

(f)	you engage in conduct that demonstrates unfitness to serve as reasonably determined by the Board.

Notwithstanding the foregoing, prior to a termination for Cause falling within (c) or (d) of the foregoing Cause definition, the Board must provide the you with written notice of your unsatisfactory conduct and a period of thirty (30) days to cure such conduct, except that such written notice and opportunity to cure are not required if the conduct is not capable of being cured.

(3) “Options Change of Control” is defined as one or more of the following events (notwithstanding any definition of change of control set forth in the Plans):

(a)	a sale, lease or other disposition of all or substantially all of the assets of the Company to a third party;

(b)	a merger or consolidation in which the Company is not the surviving corporation; or

(c)	a reverse merger in which the Company is the surviving corporation but the holders of the Company’s outstanding voting stock immediately prior to such transaction own, immediately after the closing of the transaction, securities representing less than fifty percent (50%) of the voting stock of the Company or other surviving entity.

(4) “Good Reason Resignation” means a voluntary termination of employment by you from all positions you then hold with the Company or an Affiliate on or within twelve (12) months after an Options Change of Control because the Options Change of Control resulted in one of the following without your express written consent:

(a)	a relocation of your assigned office more than forty-five (45) miles from its location immediately prior to the Options Change of Control;

(b)	a material decrease in the your base salary (except for salary decreases generally applicable to the Company’s other executive employees of an Affiliate); or

(c)	a material reduction in the scope of your duties and responsibilities from your duties and responsibilities in effect immediately prior to the Options Change of Control.

Notwithstanding the foregoing, a “Good Reason Resignation” shall only occur if: (i) you notify the Company or one of its Affiliates in writing, within sixty (60) days after the occurrence of one of the foregoing events, specifying the event(s) constituting “good reason” and that you intend to terminate your employment no earlier than thirty (30) days after providing such notice; (ii) the Company does not cure such condition within thirty (30) days following its receipt of such notice or states unequivocally in writing that it does not intend to attempt to cure such condition; and (iii) you resign from employment within thirty (30) days following the end of the period within which the Company or one of its Affiliates was entitled to remedy the condition constituting “good reason” but failed to do so.

C. Release. To receive benefits under this Section II, you must execute and return to the Company a release of claims in favor of the Company no later than forty-five (45) days following your termination of employment, and such release must become effective in accordance with its terms. Any Options subject to this Section II shall not be exercisable unless and until the effective date of the release, which releases the Company and any of its Affiliates from claims.

IV.	COMPANY DETERMINATION FINAL

The foregoing provisions shall be administered by the Board unless and until the Board delegates administration of the Plans to a committee. The Board, or its delegate, shall have the sole discretion to construe and interpret this Agreement and to settle all controversies regarding this Agreement. Such determinations shall be binding and final.

The provisions of this Agreement are governed by, and subject to, the laws of the State of California, without regard to the conflict of law provisions.

For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by this Agreement and the Awards, the parties hereby submit to and consent to the exclusive jurisdiction of the State of California and agree that such litigation shall be conducted only in the courts of Contra Costa County, California, or the Federal courts for the United States for the Northern District of California, and no other courts, where this Agreement is made and/or to be performed.

By signing below, you acknowledge and agree that you have reviewed this Agreement in its entirety, have had an opportunity to obtain the advice of counsel prior to executing and accepting this Agreement and fully understand all provisions of this Agreement.

CERUS CORPORATION		RECIPIENT:

By:	/s/ William M. Greenman	/s/ Caspar J. Högeboom
	Signature	Signature

Title:	President and CEO	Date:	March 7, 2014

Date:	March 7, 2014

Date:

ATTACHMENTS: List of outstanding Options subject to this Agreement

List of outstanding Options subject to this Agreement

Options Issued from 2008 Equity Incentive Plan:

#2873	9/1/2010
#2929	9/1/2011
#3015	3/1/2012
#3112	3/1/2013